EXHIBIT 23.3

CONSENT OF PRICEWATERHOUSECOOPERS LLP,
INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 4, 2003 relating to the audited financial statements of the optical components business of Corning, which report appears in Avanex Corporation’s Current Report on Form 8-K dated September 26, 2003.

PricewaterhouseCoopers LLP
New York, New York
October 22, 2003